Exhibit 10.13

Amendment Two To Revolving (Grid) Promissory Note

And Loan Agreements

This Amendment Two is dated as of September 27, 2007 and is made by and between INTEGRATED BIOPHARMA, INC. (the “Borrower”) and AMALGAMATED BANK, a New York banking corporation (the “Bank”).

Statement of the Premises.

Borrower previously issued to Bank a Revolving (Grid) Promissory Note dated as of September 1, 2006 in the maximum principal amount of $15,000,000.00 (as amended by Amendment One to Revolving (Grid) Promissory Note and Loan Agreement dated as of March 28, 2007, the “Revolving Note”). Borrower and Bank desire to extend the maturity date of the Revolving Note.

Borrower and Bank also entered into a letter agreement dated as of September 1, 2006 in connection with the Revolving Note (as amended by Amendment One to Revolving (Grid) Promissory Note and Loan Agreement dated as of March 28, 2007, the “Revolving Loan Agreement”). Borrower and Bank desire to amend the Revolving Loan Agreement to reflect the revised maturity date of the Revolving Note and to make certain other changes thereto.

Borrower previously issued to Bank a Term Promissory Note dated as of March 28, 2007 in the original principal amount of $10,000,000.00 (the “Term Note”).

Borrower and Bank also entered into a letter agreement dated as of March 28, 2007 in connection with the Term Note (the “Term Loan Agreement”).

Statement of Consideration

Accordingly, in consideration of the premises, and under the authority of Section 5-1103 of the New York General Obligations Law, the parties hereto agree as follows.

Agreement

1.     Defined Terms. The terms “this Note”, “hereunder” and similar references in the Revolving Note shall be deemed to refer to the Revolving Note as amended hereby. The terms “this Loan Agreement”, “hereunder” and similar references in the Revolving Loan Agreement shall be deemed to refer to the Revolving Loan Agreement as amended hereby. The terms “this Loan Agreement”, “hereunder” and similar references in the Term Loan Agreement shall be deemed to refer to the Term Loan Agreement as amended hereby. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Revolving Note.

2.     Revolving Note Amendments.

a.     Effective as of the date hereof, references in the Revolving Note to “October 31, 2007” are hereby amended to read “December 31, 2007.”

b.     The Loan Rate Rider, which is part of the Revolving Note, is hereby amended to restate the definition of “LIBOR Interest Rate Margin” in its entirety as follows:

“ ‘LIBOR Interest Rate Margin’ shall be determined according to the Pricing Grid set forth below. From the date hereof until the date of delivery of the compliance certificate for the period ending September 30, 2007, the LIBOR Interest Rate Margin shall be a percentage, per annum, determined by reference to Level I on the following pricing grid; and thereafter the LIBOR Interest Rate Margin shall be a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Pricing Grid:

Level	Total Leverage Ratio	LIBOR Interest Rate Margin
I	Total Debt / EBITDA > 3.50x for any Test Period after Closing.	3.00%
II	Total Debt / EBITDA > 3.00x and < 3.50x for any Test Period after closing.	2.75%
III	Total Debt / EBITDA > 2.50x and < 3.00x for any Test Period after closing.	2.50%
IV	Total Debt / EBITDA > 2.00x and < 2.50x for any Test Period after closing.	2.25%
V	Total Debt / EBITDA < 2.00x for any Test Period after closing.	2.00%

Test Periods will be quarterly and, for purposes of this definition only, the EBITDA calculation shall be cumulative for the four quarters ending as of each Test Period. Borrower shall submit to Bank, within 15 days after the end of each of Borrower's fiscal quarters, a compliance certificate calculating the Leverage Ratio for the Test Period ending on the last day of the previous fiscal quarter. No change in the LIBOR Interest Rate Margin shall be effective until three Business Days after the date on which the Bank shall have received such compliance certificate from Borrower. Upon the occurrence and during the continuance of an Event of Default under clause (2) of the definition of Event of Default, or following notice thereof from the Bank upon the occurrence and during the continuance of any other Event of Default, the LIBOR Interest Rate Margin shall be set at Level I.”

3.     Effect on the Revolving Note. Except as specifically amended above, the Revolving Note shall remain in full force and effect and is hereby ratified and confirmed. This Amendment Two shall be annexed to the Revolving Note as an allonge thereto, shall be effective even if not so annexed, and shall be deemed to be part of the Revolving Note.

4.     Revolving Loan Agreement Amendments. Effective as of the date hereof, the Revolving Loan Agreement is modified as follows:

a.     References in the Revolving Loan Agreement to “October 31, 2007” are hereby amended to read “December 31, 2007.”

b.     Section 2(a) of the Revolving Loan Agreement is amended (i) to change the period at the end of paragraph (7) to a semi-colon and (ii) to add thereto the following paragraphs 8, 9 and 10:

“(8) The personal guaranty of E. Gerald Kay, pursuant to an agreement in form and substance satisfactory to Bank, with respect to up to $4,500,000 of the Liabilities, as defined in the Note, which guaranty (i) shall be reduced to a maximum of $3,000,000 in Liabilities if and when the Loan has been permanently reduced to $6,000,000 pursuant to Section 3(g) hereof and (ii) shall be released, together with the pledge referenced in the following paragraph, if and when the Borrower is in Covenant Compliance as defined in Section 3(g);

(9) A pledge by E. Gerald Kay, pursuant to an agreement in form and substance satisfactory to Bank, of cash and/or market securities acceptable to Bank (collectively, “Liquid Assets”) to Bank with a value of at least $1,500,000 in the aggregate, which pledge agreement shall (i) require Mr. Kay a pledge of Liquid Assets with a value at all times of at least $1,500,000 and to add Liquid Assets to the pledged collateral if the value of the then existing collateral drops below such $1,500,000 and (ii) prohibit Mr. Kay from encumbering any of his personal assets without the prior written consent of the Bank so long as such guarantee is in effect; and

(10) The personal guaranty of Carl DeSantis, pursuant to an agreement in form and substance satisfactory to Bank, with respect to up to $1,500,000 of the Liabilities, as defined in the Note, which guaranty shall be released if and when the immediately preceding paragraph 2(a)(9) is complied with.”

c.     Section 3(g) of the Revolving Loan Agreement is amended and restated to read in its entirety as follows:

“(g)     after giving effect to the making of such Loan on such Borrowing Date, the aggregate principal amount of all Loans then outstanding does not exceed (i) $15,000,000 if the Borrower has met the Covenant Thresholds, as defined below or (ii) $7,500,000, if the Borrower has not met the Covenant Thresholds, as defined below, which $7,500,000 amount shall be permanently reduced, but not below $6,000,000, by each payment of the Loan made on or after the date hereof. For the avoidance of doubt, no portion of the $1,500,000 difference between the $7,500,000 above and the $6,000,000 above may be reborrowed once it has been repaid. For purposes of this paragraph Borrower shall have met the Covenant Thresholds if (i)(A) at the end of the Borrower’s then most recently ended fiscal quarter, Borrower’s Total Leverage Ratio, based on trailing twelve month EBITDA, did not exceed 4.50 to 1.00, and (B) Borrower’s Consolidated EBITDA, for the twelve months ending on the last day of Borrower’s then most recently ended fiscal quarter, was at least $5,500,000 and (C) Borrower’s Consolidated Fixed Charge Coverage Ratio, for the twelve month period ending on the last day of Borrower’s then most recently ended fiscal quarter, was not less than 1.75 to 1.00 or (ii) the most recent fiscal quarter end of Borrower is June 30, 2008 or later and, as of such fiscal quarter end and for the applicable periods then ended, Borrower is in compliance with the provisions of Sections 5(f), 5(g) and 5(h) hereof; and”

d.     The following new Section 3(h) is added to the Revolving Loan Agreement immediately following Section 3(g) therein:

“(h)     the documents referenced in Section 2(a), as amended from time to time in accordance with their terms, shall remain in full force and effect as of such Borrowing Date.”

e.     Section 5(g) of the Revolving Loan Agreement is amended and restated to read in its entirety as follows:

“(g)     Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA for any Test Period set forth in the table below, tested as of the last day of such Test Period, to be less than the amount indicated:

Test Period	Minimum Consolidated EBITDA
July 1, 2006 – June 30, 2007	$300,000
July 1, 2007 - September 30, 2007	($750,000)
July 1, 2007 – December 31, 2007	$1,875,000
July 1, 2007 – March 31, 2008	$3,925,000
Each successive four quarter period thereafter	$5,500,000”

f.     The following new Section 5(p) is added to the Revolving Loan Agreement immediately following Section 5(o) therein:

(p)     Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each calendar month of Borrower and its affiliates, the Borrower shall deliver to the Bank Borrower’s internally prepared financial statements and a statement by the Chief Financial Officer of the Borrower certifying that, to the best of his or her knowledge: (i) such statements adequately represent the Borrower’s financial condition, and (ii) no material adverse changes to the Borrower’s accounting policies or changes in the Borrower’s business have occurred.

g.     The following new Section 7(e) is added to the Revolving Loan Agreement immediately following Section 7(d) therein:

(e)     Pledge of Assets. If there is not in place, by October 26, 2007, a pledge by E. Gerald Kay, pursuant to an agreement in form and substance satisfactory to Bank, of cash and/or market securities acceptable to Bank (collectively, “Liquid Assets”) to Bank with a value of at least $1,500,000 in the aggregate, which pledge agreement shall (i) require Mr. Kay a pledge of Liquid Assets with a value at all times of at least $1,500,000 and to add Liquid Assets to the pledged collateral if the value of the then existing collateral drops below such $1,500,000 and (ii) prohibit Mr. Kay from encumbering any of his personal assets without the prior written consent of the Bank so long as such guarantee is in effect.

h.     Section 7 of the Revolving Loan Agreement is hereby amended to add the following at the end thereof:

          “(e) If any of the documents referenced in Section 2(a)(8), Section 2(a)(9) or Section 2(a)(10) hereof shall cease to be in full force and effect except in accordance with the terms of such Sections.”

5.     Effect on the Revolving Loan Agreement. Except as specifically amended above, the Revolving Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6.     Term Loan Agreement Amendment. Effective as of the date hereof, the Term Loan Agreement is modified as follows:

a.     Section 4(g) is amended and restated to read in its entirety as follows:

“(g)     Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA for any Test Period set forth in the table below, tested as of the last day of such Test Period, to be less than the amount indicated:

Test Period	Minimum Consolidated EBITDA
July 1, 2006 – June 30, 2007	$300,000
July 1, 2007 - September 30, 2007	($750,000)
July 1, 2007 – December 31, 2007	$1,875,000
July 1, 2007 – March 31, 2008	$3,925,000
Each successive four quarter period thereafter	$5,500,000”

b.     The following new Section 4(p) is added to the Term Loan Agreement immediately following Section 4(o) therein:

(p)     Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each calendar month of Borrower and its affiliates, the Borrower shall deliver to the Bank Borrower’s internally prepared financial statements and a statement by the Chief Financial Officer of the Borrower certifying that, to the best of his or her knowledge: (i) such statements adequately represent the Borrower’s financial condition, and (ii) no material adverse changes to the Borrower’s accounting policies or changes in the Borrower’s business have occurred

c.     The following new Section 6(e) is added to the Term Loan Agreement immediately following Section 6(d) therein:

(e)     Pledge of Assets. If there is not in place, by October 26, 2007, a pledge by E. Gerald Kay, pursuant to an agreement in form and substance satisfactory to Bank, of cash and/or market securities acceptable to Bank (collectively, “Liquid Assets”) to Bank with a value of at least $1,500,000 in the aggregate, which pledge agreement shall (i) require Mr. Kay a pledge of Liquid Assets with a value at all times of at least $1,500,000 and to add Liquid Assets to the pledged collateral if the value of the then existing collateral drops below such $1,500,000 and (ii) prohibit Mr. Kay from encumbering any of his personal assets without the prior written consent of the Bank so long as such guarantee is in effect.

7.      Effect on the Term Loan Agreement. Except as specifically amended above, the Term Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

8.     Waiver and Post-Closing Matters. Bank hereby waives (i) the Events of Default consisting of Borrower’s failure to comply with Sections 5(f), 5(g) and 5(h) of the Revolving Loan Agreement and Sections 4(f), 4(g) and 4(h) of the Term Loan Agreement for the period ending June 30, 2007, (ii) Borrower’s compliance with Sections 5(f) and 5(h) of the Revolving Loan Agreement and Sections 4(f) and 4(h) of the Term Loan Agreement for the periods ending September 30, 2007, December 31, 2007 and March 31, 2008 and (iii) any Events of Default occurring prior to the date hereof pursuant to the Post-Closing Letter dated as of April 2, 2007 by and between Borrower and Bank, as amended (the “Post-Closing Letter”). Borrower and Bank hereby agree that all items referenced in the Post-Closing Letter and not yet delivered shall be delivered on or before October 12, 2007. Any failure to comply with the foregoing sentence shall be an Event of Default.

9.     Consent. Bank hereby (a) consents to the divestiture by Borrower of 81% of the Equity Interests in INB Biotechnologies, Inc. in the form of a dividend to shareholders and (ii) waives any violation of Section 6(f) of Revolving Loan Agreement and Section 5(f) of the Term Loan Agreement which would otherwise have resulted from such sale; provided that this consent and waiver shall be effective only if (i) any proceeds received by Borrower from such transaction are promptly utilized to pay, in part, the Term Note and (ii) the guarantee given to Bank by INB Biotechnologies, Inc. and the security interest granted to Bank by it in support thereof shall remain in place following such divestiture.

10.     Representations and Warranties. Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any Liabilities remain unpaid:

10.1     Authorization. Borrower has the power and authority to borrow under the Revolving Note, the Revolving Loan Agreement and the Term Loan Agreement, as amended by this Amendment Two, and to execute, deliver and perform this Amendment Two and any documents delivered in connection with it, all of which have been duly authorized by all proper and necessary corporate action.

10.2     Binding Effect. This Amendment Two has been duly executed and delivered by Borrower and the Revolving Note, Revolving Loan Agreement and Term Loan Agreement, each as amended by this Amendment Two, constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.

10.3     Consents; Governmental Approvals. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution or delivery of this Amendment Two or any other document executed and delivered by Borrower herewith, the consummation by Borrower of the transactions herein contemplated or the performance of or compliance by the Borrower with the terms and conditions hereof or thereof.

10.4     Representations and Warranties. Except as disclosed to the Bank in writing, the representations and warranties contained in the Revolving Loan Agreement, as amended by this Amendment Two, are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

10.5     Absence of Conflicts. Neither the execution and delivery of this Amendment Two by Borrower or any other document executed and delivered by Borrower herewith, nor the consummation by Borrower of the transactions herein or therein contemplated, nor performance of or compliance by the Borrower with the terms and conditions hereof or thereof, as the case may be, does or will

(a)     violate or conflict with any Law, or

(b)     violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Security Interest upon the assets of Borrower (except for any Security Interest in favor of Bank securing the Liabilities) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of Borrower under or in connection with,

(i)     the governing documents of Borrower,

(ii)     any contractual obligations creating, evidencing or securing any Debt to which Borrower is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

(iii)     any other contractual obligation of Borrower, where the violation, conflict, breach or default, or result, is, has or would be reasonably likely to be or have a material adverse effect on Borrower’s business or financial condition or results, or

(c)     require the consent of, or notice to, any Person pursuant to any of the items referenced in clauses (i), (ii) or (iii) of Section 6.5 above, which consent has not been obtained or which notice has not been given.

10.6     No Events of Default. No Default and no Event of Default has occurred or is continuing, except any Default or Event of Default that has been waived by the Bank in writing.

10.7     No Material Misstatements. Neither this Amendment Two nor any document delivered to Bank by or on behalf of Borrower to induce Bank to enter into this Amendment Two contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

11.     Conditions of Amendment. The Bank shall have no obligation to execute or deliver this Amendment Two until each of the following conditions shall have been satisfied:

11.1     Borrower shall have duly executed this Amendment Two.

11.2     Borrower shall have taken all appropriate corporate action to authorize the execution and delivery of this Amendment Two and the taking of all other action contemplated by this Amendment Two, and the Bank shall have been furnished with copies of all such corporate action, certified by a duly authorized representative of Borrower as being true and correct and in full force and effect without amendment on the date hereof, and such other corporate documents as Bank may request.

11.3     Borrower shall have delivered to Bank any and all consents necessary to permit the transactions contemplated by this Amendment Two.

11.4     Borrower shall have delivered to the Bank the documents referenced in Section 4(b) above and the same shall remain in full force and effect except as otherwise specifically provided in Section 2(a) of the Revolving Loan Agreement, as amended hereby.

11.5     Borrower shall have paid the fees and disbursements of Bank’s counsel in connection with this Amendment Two.

11.6     Borrower shall have delivered to Bank such additional documentation, consents, authorizations, insurance certificates, opinions of counsel and other instruments and agreements as Bank or its counsel may reasonably require. All such documentation, instruments and other legal matters in connection with this Amendment Two shall be satisfactory in form and substance to the Bank and its counsel.

12.     Miscellaneous.

12.1     Effect on Loan Documents. The Borrower hereby ratifies and confirms the terms of the Loan Documents and agrees that, except as specifically amended hereby, the Loan Documents remain in full force and effect.

12.2     Entire Agreement; Binding Effect. The Revolving Loan Agreement, as amended by this Amendment Two, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Amendment Two supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This Amendment Two shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by Bank and its successors and assigns.

12.3     Severability. If any provision of this Amendment Two shall be determined by a court to be invalid, such provision shall be deemed modified to conform to the minimum requirements of applicable law.

12.4     Headings. The section headings inserted in this Amendment Two are provided for convenience of reference only and shall not be used in the construction or interpretation of this Amendment Two.

12.5     Reaffirmation. Reference is made to the following documents executed and delivered by Borrower to Bank (i) an Accounts Receivable Continuing Security Agreement dated on or about September 1, 2006 (the “Existing Security Agreement”), (ii) the Inventory Rider (Rider A) to Accounts Receivable Continuing Security Agreement attached thereto (the “Inventory Rider”) and (iii) the Equipment Rider (Rider B) to Accounts Receivable Continuing Security Agreement attached thereto (the “Equipment Rider” and, together with the Security Agreement and Inventory Rider, the “Security Agreement”)) and (iv) a Deposit Account Pledge Agreement dated on or about September 1, 2006 (the “Pledge Agreement”), all to secure payment and performance of any and all indebtedness and obligations of Borrower to Bank, whether then existing or thereafter incurred, of every kind and character; and each of the documents referenced in this paragraph is hereby ratified and reaffirmed in its entirety and remains in full force and effect.

13.     Execution in Counterparts. This Amendment Two may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all or which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment Two by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment Two.

14.     Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, the whole of this Amendment Two and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with, the laws of the State of New York without regard to any conflicts-of-laws rules which would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Two to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

INTEGRATED BIOPHARMA, INC.

By: /s/ E. Gerald Kay
Name: E. Gerald Kay
Title: Chief Executive Officer

AMALGAMATED BANK
By: /s/ Gary Harkins
Name: Gary Harkins
Title: Vice President